News Release

American National Insurance Company, Galveston, Texas
Contact: Steve Pavlicek (409) 766-6447

For Immediate Release

AMERICAN NATIONAL ANNOUNCES FIRST QUARTER 2010 RESULTS

Galveston, Texas – April 27, 2010- American National Insurance Company (Nasdaq: ANAT) announced first quarter 2010 net income of $34,778,000 ($1.31 per diluted share) compared to a net loss of $47,695,000 ($1.80 per diluted share) for the same period in 2009.  The 2009 loss was primarily the result of other-than-temporary impairments of security investments and catastrophe losses in the property and casualty segment.

After tax operating earnings for the first quarter were $24,055,000 ($0.91 per diluted share) compared with $55,000 ($0.00 per diluted share) for the same period in 2009.  After tax operating earnings exclude after tax net realized investment gains and losses, which totaled a net realized gain of $10,723,000 ($0.40 per diluted share) for the first quarter of 2010 compared with a net realized loss of $47,750,000 ($1.80 per diluted share) for the first quarter of 2009.  The 2009 realized loss was primarily the result of $44,248,000 (after-tax) of other-than-temporary impairments.

Revenues for the three months ending March 31, 2010 were up over 15% from the same period in 2009, which was significantly impacted by other-than-temporary impairments.  Investment income increased by over 12% due to slightly improved yields coupled with a larger base of invested assets.

Operating earnings improved as a result of improvements in the life and annuity segments along with decreased losses in the property and casualty segment.  Both the life and annuity segments benefited from the increase in investment income.  The property and casualty losses were smaller in the first quarter of 2010 compared to the same period of 2009, even though this segment suffered significant catastrophe losses in the February and March storms in the Northeast.

Total assets as of March 31, 2010 grew to $20.5 billion, a 1.7% increase from the end of 2009.  Stockholders’ Equity as of March 31, 2010 was $3.5 billion, up 2.1% from the end of 2009.  Book value per basic share was $133.01 at March 31, 2010 as compared to $130.29 per share at December 31, 2009.

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American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended March 31,
	2010	2009

Revenues	$752,286,000	$651,997,000
After-tax earnings (losses):
Operating earnings **	$24,055,000	$55,000
Net realized investment gains (losses)	$10,723,000	$(47,750,000)
Net income (loss)	$34,778,000	$(47,695,000)

Per share earnings (losses):
Operating earnings – Diluted **	$0.91	$0.00
Net realized investment gains (losses) – Diluted	$0.40	$(1.80)
Net income (loss) – Diluted	$1.31	$(1.80)

Diluted number of shares upon which computations are based:	26,622,210	26,498,832

	As of March 31, 2010	December, 31 2009

Book value per share	$133.01	$130.29

*	Results are preliminary and unaudited. American National expects to timely file its first quarter 2010 Form 10-Q in May.
**	Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realizedinvestment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas was founded in 1905 and is licensed to conduct the business of insurance in all states except New York.  American National has been evaluated and assigned the following ratings by nationally recognized rating agencies:  A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as “An excellent ability to meet their ongoing insurance obligations” and AA- (Very Strong) by Standard & Poor’s, fourth highest of 20 active company ratings noted as “Very strong financial security characteristics, differing only slightly from those rated higher.”

American National is a family of companies that has, on a consolidated GAAP basis, $20.5 billion in assets, $17.0 billion in liabilities and $3.5 billion in stockholders’ equity.  The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  American National’s major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Life Insurance Company of New York, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.anico.com.

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The statements contained in this release that are not historical statements, including statements regarding future performance, plans and projections, are forward-looking statements based on management’s current expectations.  Such forward-looking statements are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties detailed in the Company’s financial statements and in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.  Actual results may differ materially from these statements due to changes in business, regulatory, competitive, market, economic, and political factors that are beyond our control.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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